EXHIBIT 5

                           Cummings & Lockwood
                A Partnership of Professional Corporations
                           Four Stamford Plaza
                               P.O. Box 120
                         Stamford, CT  06904-0120
                               203-327-1700
                             Fax 203-351-4535



                             July 3, 1997

Farrel Corporation
25 Main Street
Ansonia, Connecticut 06401

Re: Farrel Corporation - Registration Statement of Form S-8

Dear Sirs:

We have acted as counsel to Farrel Corporation, a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-8 being filed on the date hereof (the "REGISTRATION STATEMENT") relating to 500,000 shares (the "SHARES") of Common Stock, $0.01 par value (the "COMMON STOCK"), of the Company which may be issued pursuant to the Company's 1997 Employees' Stock Purchase Plan (the "1997 PLAN").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Company in the form filed as Exhibit 3(a) to the Company's Registration Statement of Form S-1 (Commission File No. 33-43539); (b) the By-Laws of the Company in the form filed as Exhibit 3(b) to the Company's Registration Statement of Form S-1 (Commission File No. 33-43539); (c) the Registration Statement; (d) resolutions adopted by the unanimous written consent of the Board of Directors of the Company relating to the approval of the 1997 Plan certified by the Secretary of the Company;
(e) a certificate of the Secretary of the Company as to the vote of the shareholders of the Company relating to the approval of the 1997 Plan; and
(f) the 1997 Plan.

Based upon the foregoing, we are of the opinion that the Shares will, upon issuance in accordance with the provisions of the 1997 Plan, be validly issued, fully paid, and nonassessable.

The opinion contained herein is qualified as follows. Pursuant to the 1997 Plan, the Company may use currently issued shares of Common Stock which it owns or may hereafter acquire

Farrel Corporation                 -2-                    July 3, 1997



to satisfy its obligation to deliver shares under the 1997 Plan in lieu of issuing new shares. As an opinion with respect to any such treasury shares which might be delivered to satisfy obligations under the 1997 Plan would require a review of all issuances of stock by the Company from the date of its incorporation, the opinion contained herein is intentionally and specifically limited to those shares which may hereafter be issued by the Company for delivery pursuant to the 1997 Plan.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under "Legality" in the Prospectus constituting part of the Registration Statement.

                                   Very truly yours,


                                   /s/ CUMMINGS & LOCKWOOD